Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD SECOND QUARTER 2004 RESULTS

AND 2004 GUIDANCE UPDATE

RADNOR, PA (PR Newswire) August 4, 2004 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record quarterly results for revenues, net income and operating cash flow. Second quarter 2004 net income was $8.5 million, or $0.46 per limited partner unit (basic and diluted), on revenues of $18.7 million, a 63 percent increase over second quarter 2003 net income of $5.2 million, or $0.28 per limited partner unit, on revenues of $13.3 million. Net cash provided by operating activities for the second quarter of 2004 was $15.9 million, up 46 percent from $10.9 million in the second quarter of 2003. Distributable cash flow, a non-GAAP measure, was $16.0 million in the second quarter of 2004 compared to $11.0 million in the same quarter of 2003. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

In the first six months of 2004, PVR reported net income of $16.6 million, or $0.90 per limited partner unit, on revenues of $36.7 million, compared to net income of $10.7 million, or $0.59 per limited partner unit, on revenues of $26.5 million for the same period of 2003. Net cash provided by operating activities for the first six months of 2004 was $26.1 million, up 35 percent from $19.4 million in the same period of 2003. Distributable cash flow, a non-GAAP measure, was $26.4 million in the first six months of 2004 compared to $19.5 million in the same period of 2003.

Cash Distribution

PVR recently announced a four percent increase in its quarterly cash distribution, from $0.52 per unit ($2.08 annualized) to $0.54 per unit ($2.16 annualized), to be paid on August 13, 2004 to unit holders of record as of August 4, 2004.

Operations Review

Second quarter 2004 operating income was a record $9.6 million, or 55 percent higher than the $6.2 million reported in the second quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $17.5 million in the second quarter of 2004, a 43 percent increase over $12.2 million in the second quarter of 2003, due to increased tonnage mined on PVR’s properties and higher average royalties per ton. Coal production from PVR’s properties in the second quarter of 2004 was 7.9 million tons, a 20 percent increase over the 6.6 million tons produced in the second quarter of 2003. Significant increases in production from three leases on PVR’s Coal River property in West Virginia were the primary contributors.

•	Average royalties per ton increased 19 percent to $2.21 in the second quarter of 2004 compared to $1.86 in the same quarter of 2003. The increase in average royalties per ton was primarily a result of higher market prices for coal and increased production from certain price-sensitive leases.

•	Coal services revenues increased to $0.9 million in the second quarter of 2004 compared to $0.5 million in the second quarter of 2003. The increase was a result of a coal preparation facility acquired in November 2002 that commenced operations in the third quarter of 2003 and a new loadout facility constructed in 2003 that began operating on February 1, 2004. Both facilities are located on PVR’s Coal River property.

•	Royalty expenses increased to $1.8 million in the second quarter of 2004 from $0.4 million in the second quarter of 2003, primarily as a result of increased production from certain properties subleased from third parties by PVR.

•	Non-cash depreciation, depletion and amortization expense increased to $4.9 million in the second quarter of 2004 from $4.2 million in the same quarter of last year, primarily as a result of increased coal production.

Capital Resources

As of June 30, 2004, PVR’s outstanding borrowings were $90.2 million, including $3.0 million of senior unsecured notes classified as current portion of long-term debt.

In July 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end user coal handling facilities. The $28.5 million investment was funded through PVR’s revolving credit facility.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said “We continue to see strong coal market conditions, particularly in Appalachia. Through June 30, PVR has benefited from an improved coal pricing environment and increased production levels by our lessees, and we expect coal industry conditions to remain strong through the remainder of 2004. For that reason, we are increasing our coal production and royalty revenues guidance for the year. However, due to the anticipated movement of two longwall mining operations, which was reflected in our previous guidance, second half 2004 coal production and royalty revenues are expected to be lower than the first half of the year.

“We have continued to grow our coal services segment as demonstrated by the start-up of a new loadout facility in the first quarter of 2004 and our July 2004 investment in a joint venture with Massey Energy to own and operate end user coal handling facilities. The recent four percent increase in PVR’s quarterly cash distribution reflects our confidence in the long-term outlook for the coal industry and in our ability to make accretive acquisitions, both in the coal and mid-stream oil and gas sectors.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the third quarter and full year 2004. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, August 5, 2004 at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until August 6, 2004 at 11:59 p.m. EDT by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 112373. An on-demand replay of the call will also be available at PVR’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation, handling and transportation facilities to some of its lessees and to third parties to generate coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and joint venture distributions received by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004 and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Coal royalties	$17,517	$12,247	$34,377	$23,698
Coal services	942	546	1,726	1,039
Timber	142	193	295	749
Minimum rentals	—	210	—	815
Other	131	85	297	221

	18,732	13,281	36,695	26,522

Expenses
Royalties	1,794	403	3,411	730
Operating	254	492	386	1,005
Taxes other than income	230	293	514	589
General and administrative	1,986	1,727	3,959	3,538
Depreciation, depletion and amortization	4,852	4,150	9,621	8,368

	9,116	7,065	17,891	14,230

Operating Income	9,616	6,216	18,804	12,292

Interest expense, net	(1,147)	(1,057)	(2,208)	(1,512)

Income before cumulative effect of change in accounting principle	8,469	5,159	16,596	10,780
Cumulative effect of change in accounting principles	—	—	—	(107)

Net income	$8,469	$5,159	$16,596	$10,673

Allocation of net income:
Net income	$8,469	$5,159	$16,596	$10,673
Less: General partner’s interest in net income	169	103	332	213

Limited partners’ interest in net income	$8,300	$5,056	$16,264	$10,460

Basic and diluted net income per limited partner unit:
Common	$0.46	$0.28	$0.90	$0.59
Subordinated	$0.46	$0.28	$0.90	$0.59

Weighted average units outstanding:
Common	10,425	10,292	10,416	10,210
Subordinated	7,650	7,650	7,650	7,650
Other data:
Coal royalty tons (in thousands)	7,941	6,600	15,894	13,023
Average gross coal royalty per ton	$2.21	$1.86	$2.16	$1.82

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash	$14,438	$9,066
Other current assets	9,604	7,676

Total current assets	24,042	16,742
Property and equipment, net	230,481	238,146
Other long-term assets	4,199	5,004

Total assets	$258,722	$259,892

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$3,000	$1,500
Other current liabilities	5,144	5,485

Total current liabilities	8,144	6,985
Other long-term liabilities	11,183	8,821
Long-term debt	87,208	90,286
Shareholders’ equity	152,187	153,800

Total liabilities and shareholders’ equity	$258,722	$259,892

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Activities
Net income	$8,469	$5,159	$16,596	$10,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,852	4,150	9,621	8,368
Gain on sale of property and equipment	(24)	(5)	(27)	(5)
Noncash interest expense	126	154	252	274
Cumulative effect of change in accounting principle	—	—	—	107
Changes in operating assets and liabilities	2,439	1,468	(309)	(48)

Net cash provided by operating activities	15,862	10,926	26,133	19,369

Investing activities:
Payments received on long-term notes	182	124	348	245
Proceeds from sale of property and equipment	24	5	27	50
Capital expenditures	(463)	(177)	(867)	(1,446)

Net cash provided by (used in) investing activities	(257)	(48)	(492)	(1,151)

Financing Activities:
Payments for debt issuance costs	—	—	—	(1,419)
Proceeds from (repayments of) borrowings, net	(1,000)	—	(1,000)	1,613
Proceeds from issuance of partners’ capital	—	—	—	278
Distributions to partners	(9,593)	(9,576)	(19,269)	(17,584)

Net cash provided by (used in) financing activities	(10,593)	(9,576)	(20,269)	(17,112)

Net increase (decrease) in cash and cash equivalents	5,012	1,302	5,372	1,106
Cash and cash equivalents-beginning balance	9,426	9,424	9,066	9,620

Cash and cash equivalents-ending balance	$14,438	$10,726	$14,438	$10,726

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distributable cash flow”
Net cash provided by operating activities	$15,862	$10,926	$26,133	$19,369
Payments received on long-term notes	182	124	348	245
Other property and equipment expenditures	(32)	(68)	(32)	(76)

Distributable cash flow (see Note 1 below)	$16,012	$10,982	$26,449	$19,538

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “EBITDA”
Net cash provided by operating activities	$15,862	$10,926	$26,133	$19,369
Changes in operating assets and liabilities	(2,439)	(1,468)	309	48
Gain on sale of property and equipment	24	5	27	5
Non-cash interest expense	(126)	(154)	(252)	(274)
Interest (income) expense, net	1,147	1,057	2,208	1,512

EBITDA (see Note 2 below)	$14,468	$10,366	$28,425	$20,660

Reconciliation of GAAP “Income before cumulative effect of change in accounting principle” to Non-GAAP “EBITDA”
Income before cumulative effect of change in accounting principle	$8,469	$5,159	$16,596	$10,780
Interest (income) expense, net	1,147	1,057	2,208	1,512
Depreciation, depletion and amortization	4,852	4,150	9,621	8,368

EBITDA (see Note 2 below)	$14,468	$10,366	$28,425	$20,660

Note 1 - Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the third quarter and full year 2004.

				Guidance
	First Quarter 2004 Actual	Second Quarter 2004 Actual	YTD 2004 Actual	Third Quarter 2004			Full Year 2004
Coal royalty tons (a)	8.0	7.9	15.9	6.6	-	7.3	29.0	-	30.0

Revenues:
Coal royalties (a)	$16.9	$17.5	$34.4	$14.5	-	16.1	$63.8	-	66.0
Coal services	0.8	0.9	1.7	0.7	-	0.8	3.2	-	3.4
Timber and other	0.3	0.3	0.6	0.4	-	0.5	1.5	-	2.0
Equity earnings	—	—	—	0.1	-	0.2	0.3	-	0.4

Expenses:
Royalty (a)	1.6	1.8	3.4	1.2	-	1.6	5.3	-	5.8
Operating	0.1	0.3	0.4	0.2	-	0.3	0.9	-	1.0
Taxes other than income	0.3	0.2	0.5	0.2	-	0.3	1.0	-	1.1
General and administrative	2.0	2.0	4.0	1.9	-	2.2	7.9	-	8.3
Depreciation, depletion and amortization	4.8	4.8	9.6	3.9	-	4.4	17.6	-	18.3
Interest expense:
Average long-term debt outstanding	92.2	91.3	91.8		104.4			104.6
Net interest rate	4.6%	5.0%	4.8%		5.3%			5.5%

Capital Expenditures (b)	$0.4	$0.5	$0.9	$28.5	-	29.0	$29.5	-	30.0

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a) -	Third quarter and full year guidance includes reductions from the first half of 2004 levels due to longwall mining operations moving from two of our lessees. One of these lessees is mining on our subleased property, which directly impacts royalty expense.
(b) -	Includes $28.5 million investment in joint venture with Massey Energy Company.